Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of August 6, 2021, among CAESARS ENTERTAINMENT, INC., a Delaware corporation (“Parent”), CRC FINCO, INC., a Delaware corporation (“Finance”), CAESARS RESORT COLLECTION, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“CRC”, and together with Finance, the “Issuers”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S E T H :

WHEREAS, CRC and Finance have heretofore executed and delivered to the Trustee and the original collateral agent an indenture, dated as of July 6, 2020, providing for the issuance of 5.750% Senior Secured Notes due 2025 (the “Notes”), initially in the aggregate principal amount of $1,000,000,000, as supplemented by that certain supplemental indenture, dated as of July 20, 2020, by and among the Issuers, the Subsidiary Guarantors party thereto, the Trustee and the original collateral agent, pursuant to which the Issuers assumed, jointly and severally, the obligations of Colt Merger Sub, Inc., a Delaware corporation (the “Escrow Issuer”) under the Notes and the Indenture, and the guarantors became party thereto (as further amended, supplemented or otherwise modified, the “Indenture”);

WHEREAS, Parent desires to fully and unconditionally guarantee (the “Note Guarantee”) all of the payment obligations of the Issuers under the Notes and the Indenture so as to make available certain exemptions from the financial statements requirements of Moody’s Investors Service, Inc. (“Moody’s”) in connection with obtaining credit ratings from Moody’s.

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of the holders of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Parent Guarantee.

(a) Subject to the provisions of this Section 2, Parent hereby irrevocably and unconditionally guarantees, on a senior unsecured basis, to the holders of the Notes and to the Trustee the full and punctual payment (whether at stated maturity, by declaration of acceleration, upon required repurchase or otherwise) of the principal of, premium, if any, and interest on, and all other amounts payable under, each Note, and the full and punctual payment of all other amounts payable by the Issuers under the Indenture. Upon failure by the Issuer to pay punctually any such amount, Parent shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

(b) The obligations of Parent hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuers under the Indenture or any Note, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to the Indenture or any Note;

(iii) any change in the corporate existence, structure or ownership of the Issuers, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuers or their assets or any resulting release or discharge of any obligation of the Issuers contained in the Indenture or any Note;

(iv) the existence of any claim, set-off or other rights which Parent may have at any time against the Issuers, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(v) any invalidity or unenforceability relating to or against the Issuers for any reason of the Indenture or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Issuers of the principal of or interest on any Note or any other amount payable by the Issuers under the Indenture; or

(vi) any other act or omission to act or delay of any kind by the Issuers, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to Parent’s obligations hereunder.

(c) Parent’s obligations hereunder will remain in full force and effect until the earliest of (i) the defeasance or discharge of the Notes, as provided in Article VIII of the Indenture, (ii) the date on which the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuers under the Indenture have been paid in full, (iii) the date on which Parent ceases to be the 100% owner, directly or indirectly, of the Equity Interests of the Issuers and (iv) the date on which the Issuers notify the Trustee that the Note Guarantee is not required in order to maintain a credit rating of the Notes from Moody’s or that the Issuers have elected not to obtain or maintain a credit rating of the Notes from Moody’s.

(d) Parent irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuers or any other Person.

(e) Upon making any payment with respect to any obligation of the Issuers under this Section 2, Parent will be subrogated to the rights of the payee against the Issuers with respect to such obligation, provided that Parent may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other guarantor under the Indenture, with respect to such payment so long as any amount payable by the Issuers hereunder or under the Notes or Indenture remains unpaid.

(f) If acceleration of the time for payment of any amount payable by the Issuers under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuers, all such amounts otherwise subject to acceleration under the terms of the Supplemented Indenture are nonetheless payable by Parent hereunder forthwith on demand by the Trustee or the Holders.

(g) The execution by Parent of this Supplemental Indenture evidences the Note Guarantee, whether or not the person signing as an officer of Parent still holds that office at the time any payment under the Note Guarantee is due.

(h) The Note Guarantee will terminate upon the earliest of (i) defeasance or discharge of the Notes, as provided in Article VIII of the Indenture, (ii) the date on which the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuers under the Indenture have been paid in full, (iii) the date on which Parent ceases to be the 100% owner, directly or indirectly, of the Equity Interests of the Issuers and (iv) the date on which the Issuers notify the Trustee that the Note Guarantee is not required in order to maintain a credit rating of the Notes from Moody’s or that the Issuers have elected not to obtain or maintain a credit rating of the Notes from Moody’s. Upon delivery by the Issuers to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the foregoing effect, the Trustee will execute any documents reasonably required in order to evidence the release of Parent from its obligations under the Note Guarantee.

3. Notices. All notices or other communications to the Issuers or Parent shall be given as provided in Section 14.02 of the Indenture.

4. Execution and Delivery. The Issuers agree that the Notes shall remain in full force and effect notwithstanding the absence of any endorsement of the Issuers or the Notes, and Parent agrees that its Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Notwithstanding anything to the contrary in this Supplemental Indenture, the Parent’s duties, responsibilities, liabilities and obligations under the Indenture and the Notes shall be limited to those expressly set forth in this Supplemental Indenture. Without limiting the foregoing, Parent (i) shall not be deemed to make any representation or warranty set forth in the Indenture or the Notes, (ii) shall not be subject to any affirmative covenant, negative covenant, financial covenant or other undertaking set forth in the Indenture or the Notes (except for those expressly set forth in this Supplemental Indenture) and (iii) shall not be deemed to have become an “Issuer,” “Restricted Subsidiary” or “Subsidiary Guarantor” for any purpose under the Indenture or the Notes by virtue of its execution and delivery of this Supplemental Indenture.

6. No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuers or of Parent or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuers or Parent under the Notes or the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CAESARS RESORT COLLECTION, LLC,
as Issuer

By:	/s/ Bret Yunker
Name: Bret Yunker
Title: Chief Financial Officer

CRC FINCO, INC.,
as Issuer

By:	/s/ Bret Yunker
Name: Bret Yunker
Title: Chief Financial Officer

CAESARS ENTERTAINMENT, INC.
as Parent

By:	/s/ Bret Yunker
Name: Bret Yunker
Title: Chief Financial Officer

(Signature Page to Second Supplemental Indenture – 5.750% Senior Secured Notes due 2025)

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Laurel Casasanta
Name: Laurel Casasanta
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Laurel Casasanta
Name: Laurel Casasanta
Title: Vice President

(Signature Page to Second Supplemental Indenture – 5.750% Senior Secured Notes due 2025)